Hennessy Advisors, Inc. Reports Record High Annual Earnings and Revenue

NOVATO, Calif., Nov. 30, 2015 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported fully diluted earnings per share for the fiscal year ended September 30, 2015 of $1.91, which represents an increase of 47% from the prior fiscal year earnings of $1.30 per share. Annual revenue totaled almost $45 million, an increase of 30% versus the prior year. While total assets under management increased by $467 million for the fiscal year, average assets under management, upon which fees are calculated, increased by nearly $1.2 billion, or 24%, driving increases in revenue, net income and earnings per share versus the prior year. The growth in assets was primarily attributable to net sales of $642 million into the firm's mutual funds.

"In a year where the stock market experienced significant ups and down, I was very pleased that we were able to grow our assets and generate solid financial results. We began this fiscal year with over $5.5 billion in assets under management, and we ended with approximately $6 billion. This asset growth produced new highs for assets, revenue, income and earnings," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "Going forward, we remain committed to our proven business model of organic growth and strategic acquisition," he noted.

"I believe we've been in a correction for over a year, but it's been a sideways correction, as the market has exhibited some fatigue after a long bull run. Currently we are experiencing slow but steady economic growth, and stocks are generally trading right in line with their long-term historical averages. I believe corporate balance sheets are in excellent shape, oil prices are down, and inflation is low," said Mr. Hennessy. "In my view, taken together, these fundamentals signal a continuation of the bull market that began six years ago. And with investor worries over volatility and higher interest rates keeping sentiment subdued, I firmly believe there is room for this market to move higher in the coming years," he added.

Hennessy Advisors, Inc.

Financial Highlights

Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2015	Sept. 30, 2014	$ Change	% Change
Total Revenue	$ 44,739,264	$ 34,525,772	$ 10,213,492	29.6%
Net Income	$ 11,389,279	$ 7,666,453	$ 3,722,826	48.6%
Earnings per share (diluted)	$ 1.91	$ 1.30	$ 0.61	46.9%
Weighted Average number of
shares outstanding (diluted)	5,960,689	5,896,733	63,956	1.1%
Mutual Fund Average Assets
Under Management	$ 6,005,635,508	$ 4,843,936,132	$ 1,161,699,376	24.0%

At Period Ending Date	Sept. 30, 2015	Sept. 30, 2014	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 5,987,985,422	$ 5,520,802,377	$ 467,183,045	8.5%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 202-262-4989